Rosetta Resources Announces Third Quarter 2006 Financial and Operating Results

HOUSTON, TX -- 11/14/2006 -- Rosetta Resources Inc. (NASDAQ: ROSE) today reported its financial and operating results for the third quarter ended September 30, 2006. As previously announced, a conference call and a webcast to discuss the results are planned for 9:00 a.m. (CDT), Wednesday, November 15, 2006. To participate in the call, dial (800) 238-9007 or you can log into our website at www.rosettaresources.com.

Net income for the three-month period ending September 30, 2006 was $11.9 million or $0.24 per diluted share (all per share amounts herein are on a diluted basis). Revenues for the same period were $71.2 million, including hedging gains of $9.1 million, and operating income was $22.5 million. The company's production increased to 8.7 Bcfe or 95.0 Mmcfe/day for the three-month period, a 9% increase from the previous quarter. Production volume, operating income and net income were all at their highest levels for the five quarters reported since Rosetta became a separate entity.

Net income for the nine-month period ended September 30, 2006 was $31.4 million or $0.62 per share. Revenues were $199.1 million, including hedging gains of $19.8 million, and operating income was $60.4 million. The company's production increased to 24.4 Bcfe or 89.5 Mmcfe/day for the period.

Bill Berilgen, Rosetta's Chief Executive Officer and President, said, "We have now established a trend of production growth at Rosetta. Each quarter in 2006 has exceeded the previous quarter's production and net income. We expect that trend to continue and anticipate record production in the fourth quarter of 2006. Rosetta's growth to date has been organic and is not a result of acquisitions. We have now drilled 98 gross and 83 net wells for the 9 months ending September 30, 2006, with an 84% success rate."

2006 THIRD QUARTER RESULTS

Rosetta's production for the quarter was 8.7 Bcfe or an average of 95.0 Mmcfe per day. Average realized gas prices for the quarter were $7.77 per mcf, including the effect of our hedges, and realized oil prices averaged $68.51 per Bbl.

Revenues for Rosetta totaled $71.2 million, including positive effects from our hedges of $9.1 million.

Total lease operating expense ("LOE"), which includes direct LOE, work over, ad-valorem taxes, and insurance, was $9.4 million or $1.09 per mcfe.

Direct LOE was $5.3 million or $0.60 per mcfe and work over costs were $0.9 million or $0.11 per mcfe for the period. Production taxes were $0.25 per mcfe and treating, transportation, & marketing charges were $0.10 per mcfe.

Depreciation, depletion and amortization was $27.9 million, based on a DD&A rate of $3.13 per mcfe.

General and administrative costs were $8.3 million for the third quarter, including non-cash stock compensation expenses of $1.0 million and costs associated with the process of becoming a public company, our SOX Compliance initiative and costs associated with the Calpine bankruptcy.

Net Income for the period was $11.9 million or $0.24 per share.

YEAR TO DATE RESULTS

Rosetta's production for the first nine-months of 2006 was 24.4 Bcfe or an average of 89.5 Mmcfe per day. Average realized gas prices for the same period were $7.84 per Mcf, including the effect of hedges, and realized oil prices averaged $65.99 per Bbl.

Revenues for the period were at a record level for Rosetta with a total of $199.1 million, including positive effects from our hedges of $19.8 million.

Total LOE, which includes direct LOE, workovers, ad-valorem taxes, and insurance, was $27.3 million or $1.12 per mcfe. Work over costs of $4.1 million or $0.17 per mcfe were higher than anticipated due primarily to carryover of our 2005 rehab program in one of our main producing areas, South Texas, and our work over program in the Gulf of Mexico. Production taxes were $0.22 per mcfe and treating, transportation, & marketing charges were $0.15 per mcfe. Direct LOE was $16.4 million or $0.67 per mcfe for the period.

General and administrative costs were $24.6 million, including non-cash stock compensation expenses of $4.3 million and other costs associated with the process of becoming a public company.

Net income for the period was $31.4 million or $0.62 per share.

Net cash provided by operating activities was $141.6 million and capital expenditures were $151.0 million for the nine-month period ended September 30, 2006.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

Forward-Looking Statements:

All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

                   CONDENSED CONSOLIDATED BALANCE SHEET
                           (In thousands)
                            (Unaudited)

                                              September 30,  December 31,
                                                  2006           2005
                                              -------------- --------------

ASSETS
    Current assets                            $      161,781 $      167,258
    Property and equipment, net (full cost
     method)                                       1,021,436        935,936
    Other non-current assets                           7,128         16,075
                                              -------------- --------------
TOTAL ASSETS                                  $    1,190,345 $    1,119,269
                                              ============== ==============

LIABILITIES AND STOCKHOLDERS’ EQUITY
    Current liabilities                       $       92,251 $      101,835
    Derivative instruments                             7,952         52,977
    Long-term debt                                   240,000        240,000
    Other long-term liabilities                       37,877          9,034
                                              -------------- --------------
Total liabilities                                    378,080        403,846
                                              -------------- --------------

Total stockholders’ equity                           812,265        715,423
                                              -------------- --------------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY    $    1,190,345 $    1,119,269
                                              ============== ==============

                CONDENSED CONSOLIDATED INCOME STATEMENT
                             (In thousands)
                              (Unaudited)

                                             Three Months    Nine Months
                                                Ended           Ended
                                             September 30,   September 30,
                                                 2006            2006
                                              -------------  --------------
REVENUE
   Oil & gas sales                            $      62,083  $      179,318
   Hedge gain                                         9,114          19,804
                                              -------------  --------------
TOTAL REVENUE                                        71,197         199,122

COSTS AND EXPENSES
   Lease operating expense                            9,449          27,330
   DD&A                                              27,906          77,574
   Treating & transportation, marketing fees            843           3,677
   Production taxes                                   2,153           5,476
   General and administrative costs                   8,316          24,645
                                              -------------  --------------
   TOTAL OPERATING COSTS & EXPENSES                  48,667         138,702

                                              -------------  --------------
OPERATING INCOME                              $      22,530  $       60,420
                                              -------------  --------------
OTHER (INCOME) EXPENSE:
   Interest expense (income), net                     3,458           9,709
   Other expense (income), net                         (171)              6
                                              -------------  --------------
TOTAL OTHER EXP.                                      3,287           9,715
                                              -------------  --------------
INCOME BEFORE INCOME TAX                      $      19,243  $       50,705
                                              -------------  --------------
   Provision for income taxes                         7,321          19,293
                                              -------------  --------------
NET INCOME                                    $      11,922  $       31,412
                                              -------------  --------------
   EPS - Basic                                $        0.24  $         0.63
   EPS - Diluted                              $        0.24  $         0.62
Weighted Average Shares - Basic                      50,282          50,211
Weighted Average Shares - Diluted                    50,426          50,384

                   CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In thousands)
                              (Unaudited)

                                                             Nine Months
                                                                Ended
                                                            September 30,
                                                                 2006
                                                            --------------

Cash flows from operating activities
  Net income                                                $       31,412
  Depreciation, depletion and amortization                          77,574
  Deferred income taxes                                             18,991
  Stock compensation expense                                         4,348
  Other non-cash charges                                               717
  Change in operating assets and liabilities                         8,579
                                                            --------------
  Net cash provided by operating activities                 $      141,621

Cash flows from investing activities
  Purchases of property and equipment                             (147,243)
  Disposal of property and equipment                                    36
  Increase in restricted cash                                      (15,000)
  Deposits                                                              50
  Other                                                                 (4)
                                                            --------------
  Net cash used in investing activities                     $     (162,161)

Cash flows from financing activities
  Equity offering transaction fees                                     268
  Proceeds from issuances of common stock                              515
  Stock-based compensation excess tax benefit                          302
  Purchases of treasury stock                                       (1,526)
                                                            --------------
  Net cash used in financing activities                     $         (441)

Net increase in cash                                        $      (20,981)
Cash and cash equivalents, beginning of period                      99,724
                                                            --------------
Cash and cash equivalents, end of period                    $       78,743
                                                            --------------

Capital expenditures included in accrued liabilities                 3,783
Accrued purchase price adjustment                                   11,400

For Information, contact:
Teri Greer
Rosetta Resources
717 Texas, Suite 2800
Houston, TX 77002
Phone: 713-335-4008
Fax:  713-651-3056
Email: info@rosettaresources.com
http://www.rosettaresources.com